Exhibit 99.1

FOSTER WHEELER NAMES UMBERTO DELLA SALA INTERIM CEO

ZUG, SWITZERLAND, October 25, 2010 — Foster Wheeler AG (Nasdaq: FWLT) announced today that Umberto della Sala, 62, has been named Interim Chief Executive Officer, effective October 22.

Mr. della Sala fills the CEO position vacated by Robert C. Flexon, who left the company on October 22 to pursue other interests.

The company has begun an external search to find a permanent Chief Executive Officer.  Raymond J. Milchovich, the company’s Non-Executive Chairman of the Board and consultant to the company, will provide support for Mr. della Sala as needed during the interim period.

“The company is fortunate to have an executive of Umberto’s calibre who can assume this position,” said Mr. Milchovich.  “The two of us have worked closely together for nearly a decade and, during that time, I have continually been impressed with the depth and breadth of his understanding of our business and his capabilities.  During this interim period, I plan to assist Umberto in any way he deems additive and helpful.”

Mr. della Sala said, “Foster Wheeler’s global team of commercial, technical and operating personnel is extraordinarily skilled and devoted.  We remain focused on applying this expertise in the market to meet or exceed the needs of our clients.  In addition, we plan to follow through with and conclude the strategic renewal initiative that we had launched earlier this year.”

Mr. della Sala joined Foster Wheeler in Milan in 1973 as a process engineer.  From 1997 to 2000, he was assigned to FWUSA as Vice President and General Manager of Latin American Operations and President of FW Caribe and later as commercial director.  In 2000, he returned to Milan as Commercial Director of the newly formed Foster Wheeler Continental Europe unit.  He was appointed in 2001 as President and CEO of FW Continental Europe. In 2005 he was appointed as Foster Wheeler CEO Global Engineering & Construction Group.  He assumed the role of President and Chief Operating Officer of Foster Wheeler in 2007.  While in the Interim CEO position, he will retain the critical duties associated with the role of President and Chief Operating Officer.

As previously announced, the company intends to hold a conference call for investors on this matter on Monday, Oct 25 at 3:00 pm Central European Time (9:00 am Eastern Time in the U.S.).  The call will be accessible by telephone number 973-935-8752 (conference I.D. No. 20675429) approximately ten minutes before the call.   A replay of the call will be available by telephone for one week following the call and can be accessed by dialing 706-645-9291 (replay passcode 20675429).

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs approximately 13,000 talented professionals with specialized expertise dedicated to serving its clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries. The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services. The company is based in Zug, Switzerland, and its operational headquarters office is in Geneva, Switzerland. For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

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10-464

Safe Harbor Statement
Foster Wheeler AG news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication or the relocation of our principal executive offices to Geneva, Switzerland; the search for a permanent Chief Executive Officer; further deterioration in the economic conditions in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power generation industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by non-U.S. and U.S. companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond the Company’s control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media	Julie Stanisz	908-730-4047	E-mail: julie_stanisz@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908-730-4000	fw@fwc.com